Exhibit 99.1

NOVEMBER 25, 2008

John Lowber (907) 868-5628; jlowber@gci.com
Bruce Broquet (907) 868-6660; bbroquet@gci.com
Curtiss Clifton (907) 868-6994; cclifton@gci.com

FOR IMMEDIATE RELEASE

GCI RECEIVES NON-COMPLIANCE NOTICE FROM NASDAQ

ANCHORAGE, Alaska -- General Communication, Inc. ("GCI") (Nasdaq: GNCMA) announced that it received a Staff Determination Letter from Nasdaq on November 19, 2008 indicating that GCI is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the company to file all required reports with the Securities and Exchange Commission within the required time periods, because GCI has not timely filed with Nasdaq its Quarterly Report on Form 10-Q for the period ended September 30, 2008 (the "Form 10-Q").

GCI filed its Quarterly Report on Form 10-Q for the period ended September 30, 2008, on November 21, 2008, and has regained compliance with Nasdaq Marketplace Rule 4310(c)(14).

GCI is the largest telecommunications company in Alaska.  The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which by the end of 2008, will connect not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network.  The company’s satellite network provides communications services to small towns and villages throughout rural Alaska.  GCI is now in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about the company can be found at www.gci.com.